Exhibit 10.33

NOTICE OF GRANT OF PERFORMANCE SHARE AWARD

Participant	Shenandoah Telecommunications Company
Name:	Box 459
Address:	500 Shentel Way
City, State, Zip:	Edinburg, VA

Number of Shares Awarded:	Plan: 2005 Stock Incentive Plan (the “Plan”)

Grant and Vesting. Effective September 17, 2007 (the “Date of Grant”), you have been granted an award (the “Award”) of ______ shares of common stock (the “Shares”) of Shenandoah Telecommunications Company (the “Company”) subject to the following restrictions and conditions on vesting:

The Shares will not vest unless the market price for the Company’s Common Stock equals or exceeds certain benchmarks on certain key dates referred to herein as a Vesting Determination Date. Provided that you have remained in the continuous employ of the Company or one of its Affiliates, all of the Shares will fully vest and become non-forfeitable on the first Vesting Determination Date that the “30 Day Official Closing Price” of the Company’s Stock is greater than or equal to the Vesting Target Price.

Vesting Determination Date	Vesting Target Price
September 17, 2012	$28.70 per share
September 17, 2013	$30.34 per share
September 17, 2014	$31.98 per share
September 17, 2015	$33.62 per share

A determination of whether or not the 30 Day Official Closing Price exceeds a particular Vesting Target Price will only be made as of each of the respective Vesting Determination Dates set forth in the above table and not as of any other date. If the Shares do not vest on or before the last Vesting Determination Date set forth in the above table then the Shares will be forfeited.

The 30 Day Official Closing Price shall be the average closing price on the Stock Exchange (as defined in the Plan) for the shares of Shenandoah Telecommunications Company for the 30 day period ending on the day prior to the Vesting Determination Date.

Dividend and Voting Rights: You will have no voting or dividend rights with respect to the Shares until such time as they have vested and the Shares are delivered to you.

Transferability: These Shares may not be assigned nor transferred except as permitted by the 2005 Stock Incentive Plan.

Retirement and Waiver of Continuous Service Requirement: If prior to any Vesting Determination Date, you:

(i)	Retire after obtaining the age of 65 and having completed at least 5 years with at least 1,000 hours of credited service ; and
(ii)

otherwise been in the continuous employment of the Company and/or one of its Affiliates from the Date of Grant through your retirement date then for the purpose of this Grant, you will be considered to be continuously employed through such Vesting Determination Date.

Tax Withholding. Notwithstanding any contrary provision, no certificate representing the Shares may be released unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares. To the extent determined appropriate by the Company in its discretion, it shall have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory alternative arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Shares otherwise are scheduled to vest, the Company may, to the extent permitted by law, satisfy the Participant’s tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant.

Award not an Employment Agreement. This Award is not a guarantee of continued service and nothing in this Award shall be deemed to create in any way whatsoever any obligation on Participant’s part to continue in the service of the Company, or of the Company to continue Participant’s service with the Company. In addition, nothing in this Award shall obligate the Company or any Affiliate, or their respective stockholders, Board of Directors, officers or employees to continue any relationship which Participant might have as a service provider or otherwise for the Company or Affiliate.

Governing Plan Document and Defined Terms. This Award is subject to all the provisions of the Plan and its provisions are hereby made a part of this Award, including without limitation the provisions of Article X (“Performance Shares”) of the Plan, and are further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Award and those of the Plan, the provisions of the Plan shall control.

Defined terms not explicitly defined in this Notice of Grant shall have the same definitions as in the Plan.

Additional Conditions To Delivery Of Shares. The Company will not be required to issue any certificate or certificates for Shares prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Company will, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Company will, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of grant of the Shares as the Company may establish from time to time for reasons of administrative convenience.

Compliance with Section 409A. Notwithstanding anything to the contrary in the Plan or this Notice, the Company reserves the right, but is not obligated, to revise this Grant as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award.

Change in Capital Structure. The terms of this Grant shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

Governing Law. This Grant shall be governed by the laws of the Commonwealth of Virginia.

SHENANDOAH TELECOMMUNICATIONS

COMPANY

By ________________________ Christopher E. French